Exhibit 99.1

November 4, 2008

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Third Quarter 2008 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported third quarter results for the quarter ended September 30, 2008. Net sales for the period were $440.8 million, from shipments of 352,010 net tons. Net income for the period is $35.5 million.

While shipments for the period represented a 20 percent decline from third quarter 2007, sales revenue for the quarter is 31 percent higher than third quarter 2007, reflective of improved average sales prices during the quarter.

Net income of $35.5 million is higher than third quarter 2007’s net income of $1.8 million, although 20 percent lower than second quarter 2008’s net income of $44.2 million. EBITDA for the quarter was $67.5 million, compared with 2007’s third quarter results of $13.0 million.

Year-to-date, sales revenues total $1,241.2 million, compared with $985.9 million in 2007. Year-to-date net income is $89.4 million versus $11.3 million in 2007. EBITDA is $174.4 million, compared with 2007’s $50.1 million.

“Considering the present market, credit and economical circumstances, both domestically and internationally, we are very pleased with our financial results for third quarter,” said Vicente Wright, President and CEO. “While the decline in sales volume is a direct reflection of the economic slowdown throughout North America, we are operating to meet market demands,” he continued.

“On the positive side,” said Wright, “is our ERW pipe business, which is running at record production and shipment levels of 10 percent higher than 2007, a trend we believe will continue through the end of the year.”

Sales volumes are as follows (net tons):

	Three Months Ended		Nine Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
Hot Rolled	126,263	144,137	472,424	467,916
Cold Rolled	26,760	47,160	130,481	127,102
Galvanized	125,830	176,605	440,301	533,295
ERW Pipe	73,157	70,623	206,537	186,474

Total	352,010	438,525	1,249,743	1,314,787

Results (in thousands, except for billed net tons) are as follows:

	Three Months Ended		Nine Months Ended
	09/30/08	09/30/07	09/30/08	09/30/07
Billed net tons	352,010	438,525	1,249,743	1,314,787

Net sales revenue	$440,836	$335,446	$1,241,151	$985,921

Cost of sales	$370,086	$327,158	$1,065,490	$942,214

SG&A	$9,051	$6,930	$23,898	$21,856

Operating income	$60,929	$1,335	$148,888	$21,627

Interest expense, net	$1,801	$2,289	$6,319	$7,643

Income before tax	$57,486	$2,783	$143,638	$19,201

Net income	$35,546	$1,783	$89,395	$11,264

Depreciation	$8,193	$7,898	$24,395	$23,232

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(33,846)	$(32,027)	$113,704	$41,194
Investing Activities	$(13,153)	$(5,942)	$(27,657)	$(19,100)
Financing Activities	$(26,925)	$0	$(13,425)	$(21,183)

EBITDA	$67,480	$12,970	$174,352	$50,076

Certain amounts for prior periods have been reclassified to conform to current periods.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

During third quarter 2008, dividends were paid to the shareholders of the Company in the total amount of $26.9 million. The balance under the Company’s Revolving Credit Agreement was zero as of September 30, 2008, with availability of over $109 million. The Company has a cash balance as of September 30, 2008 of $86.3 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.